Exhibit 99

NEWS:

The Sherwin-Williams Company — 101 West Prospect Avenue —

Cleveland, Ohio 44115 — (216) 566-2140

The Sherwin-Williams Company Reports 2014 Year-end Financial Results

•	Consolidated net sales for the year increased 9.3% to a record $11.13 billion

•	Full year diluted net income per common share increased 20.9% to a record $8.78 per share, including charges of $.22 per share related to environmental provisions and an $.18 per share EPS loss from Comex partially offset by a $.13 EPS increase from the titanium dioxide settlement

•	Earnings before interest, taxes, depreciation and amortization increased $184.9 million in the year to a record $1.52 billion

•	The Company is increasing FY15 EPS guidance to $10.90 to $11.10 per share

CLEVELAND, OHIO, January 29, 2015 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the year and fourth quarter ended December 31, 2014. Compared to the same periods in 2013, consolidated net sales increased $944.0 million, or 9.3%, to $11.13 billion in the year due primarily to higher paint sales volume in our Paint Stores Group and acquisitions. Consolidated net sales increased $112.4 million, or 4.6%, to $2.57 billion in the quarter due primarily to higher paint sales volume in our Paint Stores Group. Acquisitions increased consolidated net sales 3.1% in the year and had no impact on sales in the quarter. Unfavorable currency translation rate changes decreased consolidated net sales 1.4% in the year and 2.3% in the quarter.

Diluted net income per common share in the year increased to $8.78 per share from $7.26 per share in 2013. Full year 2014 included charges of $.22 per share related to environmental provisions and an $.18 per share EPS loss from Comex partially offset by an increase of $.13 per share related to the previously disclosed titanium dioxide settlement. Full year 2013 included charges of $.21 per share related to Brazil tax assessments. Diluted net income per common share in the quarter was $1.37 per share, including charges of $.16 per share related to environmental provisions partially offset by the titanium dioxide settlement, compared to $1.14 per share a year ago. Unfavorable currency translation rate changes decreased diluted net income per common share by $.18 per share for the year and $.09 per share in the quarter.

Net sales in the Paint Stores Group increased 14.2% to $6.85 billion in the year and increased 8.0% to $1.58 billion in the quarter due primarily to higher architectural paint sales volume across all end market segments. Acquisitions increased net sales 4.5% in the year. Net sales from stores open for more than twelve calendar months increased 8.8% in the year and 7.5% in the quarter over last year’s comparable periods. Paint Stores Group segment profit increased to $1.20 billion in the year from $990.5 million last year due primarily to higher paint sales volume partially offset by the loss from acquisitions. Segment profit increased to $247.5 million in the quarter from $168.5 million last year due primarily to higher paint sales volume. Acquisitions had an unfavorable impact on segment profit of $32.3 million in the year. Segment profit as a percent to net sales increased in the year to 17.5% from 16.5% in 2013 and increased in the quarter to 15.6% from 11.5% last year.

Net sales of the Consumer Group increased 5.9% to $1.42 billion in the year due primarily to acquisitions and higher volume sales to most of the Group’s retail customers. Net sales increased 1.6% to $276.9 million in the quarter due primarily to higher volume sales to most of the Group’s retail customers. Acquisitions increased net sales 3.4% in the year. Segment profit increased to $252.9 million in the year from $242.1 million last year due primarily to higher volume sales and operating efficiencies. Segment profit in the quarter decreased $5.7 million to $30.3 million from $36.0 million last year due primarily to increased operating costs in the quarter in advance of the HGTV HOME® by

Sherwin-Williams paint program at Lowe’s. Acquisitions had no significant impact on segment profit in the year. As a percent to net external sales, segment profit decreased in the year to 17.8% from 18.0% in 2013 and decreased in the quarter to 11.0% from 13.2% last year due to increased operating costs incurred related to the paint program at Lowe’s.

The Global Finishes Group’s net sales stated in U.S. dollars increased 3.8% to $2.08 billion in the year and increased 1.1% to $502.4 million in the quarter due primarily to selling price increases and higher paint sales volume partially offset by unfavorable currency translation rate changes. Unfavorable currency translation rate changes decreased net sales 1.6% and 4.1% in the year and quarter, respectively. Stated in U.S. dollars, segment profit in the year increased to $201.1 million from $170.6 million last year due primarily to improved operating efficiencies, selling price increases and the $6.3 million gain on the early termination of a customer agreement in the third quarter 2014 partially offset by unfavorable currency translation rate changes. Segment profit increased in the quarter to $39.0 million from $37.7 million last year due primarily to improved operating efficiencies and selling price increases partially offset by unfavorable currency translation rate changes. Unfavorable foreign currency translation rate changes decreased segment profit $13.5 million in the year and $10.2 million in the quarter. As a percent to net external sales, segment profit was 9.7% in twelve months 2014 compared to 8.5% in 2013 and 7.8% in the quarter versus 7.6% last year.

The Latin America Coatings Group’s net sales stated in U.S. dollars decreased 7.3% to $771.4 million in the year and decreased 6.7% to $207.4 million in the quarter due primarily to unfavorable currency translation rate changes partially offset by selling price increases. Unfavorable currency translation rate changes decreased net sales by 12.3% and 13.5% in the year and quarter, respectively. Stated in U.S. dollars, segment profit in the year increased to $40.5 million compared to $38.6 million last year due primarily to the Brazil tax assessments incurred in the second and third quarters 2013 and the 2014 selling price increases partially offset by unfavorable currency translation rate changes. Charges of $31.6 million were recorded for the Brazil tax assessments in the twelve months 2013. Stated in U.S. dollars, segment profit decreased to $13.0 million in the quarter from $17.9 million last year due primarily to unfavorable foreign currency translation rate changes and lower volume sales partially offset by selling price increases. Foreign currency translation rate changes reduced segment profit $15.7 million in the year and decreased segment profit $4.9 million in the quarter. As a percent to net external sales, segment profit was 5.2% in twelve months compared to 4.6% in 2013 and 6.3% in the quarter versus 8.1% in the fourth quarter last year.

The Company acquired 1.60 million shares of its common stock through open market purchases in the quarter bringing our total purchased to 6.93 million shares in the year. The Company had remaining authorization at December 31, 2014 to purchase 5.23 million shares.

Commenting on the financial results, Christopher M. Connor, Chairman and Chief Executive Officer, said, “We are pleased to report another year of record performances in sales, earnings per share, and earnings before interest, taxes, depreciation and amortization which surpassed $1.5 billion for the first time.

“Over the past year, our Paint Stores Group grew architectural sales volume across every end market segment and delivered strong operating results. We made great progress during 2014 on the integration of the U.S. and Canadian Comex stores, which performed better than expected in 2014. In December, our Consumer Group announced a new agreement to sell architectural paint under the HGTV HOME® by Sherwin-Williams brand through Lowe’s stores nationwide. The Global Finishes Group improved segment profit as a percent to sales through greater operating efficiencies and good cost control. The Latin America Coatings Group minimized the impact of declining currency on its core operating margins through selling price increases and good cost control. Sales in local currency were positive in both the quarter and full year.

“We continue to generate significant cash from operations allowing us to invest in the business and return a substantial portion to our shareholders. In 2014, we generated net operating cash flow of $1.08 billion. Our working capital ratio (accounts receivable plus inventories less accounts payable to sales) at December 31, 2014 was 10.1% compared to 10.5% last year. In 2014, we added 95 net new stores passing the 4,000 store milestone, finishing the year with 4,003 stores in operation. During the year, we continued to buy our stock on the open market and increased our annual cash dividend 10% to $2.20 per common share. Our balance sheet remains flexible and is positioned well for future acquisitions and other investments in our business.

“In the first quarter of 2015, we anticipate our consolidated net sales will increase in the mid single digit percentage range compared to the first quarter of 2014. At that anticipated sales level, we estimate diluted net income per common share in the first quarter of 2015 will be in the range of $1.30 to $1.45 per share compared to $1.14 per share earned in the first quarter of 2014. For the full year 2015, we expect consolidated net sales to increase a high single digit percentage compared to full year 2014. With annual sales at that level, we have raised our expectation for diluted net income per common share for 2015 to a range of $10.90 to $11.10 per share compared to $8.78 per share earned in 2014.”

The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2014, and its outlook for the first quarter and full year 2015, at 2:00 p.m. EST on Thursday, January 29, 2015. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast on the Sherwin-Williams website, www.sherwin.com, click on About Us, choose Investor Relations, then select Press Releases and click on the webcast icon following the reference to the January 29th release. The webcast will also be available at Vcall’s Investor Calendar website, www.investorcalendar.com. An archived replay of the live webcast will be available at www.sherwin.com beginning approximately two hours after the call ends and will be available until Wednesday, February 18, 2015 at 5:00 p.m. EST.

Founded in 1866, The Sherwin-Williams Company is a global leader in the manufacture, development, distribution, and sale of coatings and related products to professional, industrial, commercial, and retail customers. The company manufactures products under well-known brands such as Sherwin-Williams®, HGTV HOME® by Sherwin-Williams, Dutch Boy®, Krylon®, Minwax®, Thompson’s® Water Seal®, and many more. With global headquarters in Cleveland, Ohio, Sherwin-Williams® branded products are sold exclusively through a chain of more than 4,000 company-operated stores and facilities, while the company’s other brands are sold through leading mass merchandisers, home centers, independent paint dealers, hardware stores, automotive retailers, and industrial distributors. The Sherwin-Williams Global Finishes Group distributes a wide range of products in more than 115 countries around the world. For more information, visit www.sherwin.com.

This press release contains certain “forward-looking statements”, as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management’s current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company’s historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company’s relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bob Wells

Senior Vice President – Corporate Communications and Public Affairs

Sherwin-Williams

Direct: 216.566.2244

rjwells@sherwin.com

Media Contact:

Mike Conway

Director – Corporate Communications

Sherwin-Williams

Direct: 216.515.4393

Pager: 216.422.3751

mike.conway@sherwin.com

The Sherwin-Williams Company and Subsidiaries

Statements of Consolidated Income (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
Thousands of dollars, except per share data	2014	2013	2014	2013

Net sales	$2,569,412	$2,457,058	$11,129,533	$10,185,532
Cost of goods sold	1,351,437	1,332,880	5,965,049	5,568,966
Gross profit	1,217,975	1,124,178	5,164,484	4,616,566
Percent to net sales	47.4%	45.8%	46.4%	45.3%
Selling, general and administrative expenses	985,329	962,188	3,822,966	3,467,681
Percent to net sales	38.3%	39.2%	34.3%	34.0%
Other general expense (income) - net	25,411	(2,747)	37,482	2,519
Interest expense	15,412	16,940	64,205	62,714
Interest and net investment income	(885)	(879)	(2,995)	(3,242)
Other expense (income) - net	3,837	(552)	(15,400)	936

Income before income taxes	188,871	149,228	1,258,226	1,085,958
Income taxes	56,128	33,105	392,339	333,397

Net income	$132,743	$116,123	$865,887	$752,561

Net income per common share:
Basic	$1.40	$1.16	$8.95	$7.41

Diluted	$1.37	$1.14	$8.78	$7.26

Average shares outstanding - basic	94,527,134	99,503,068	96,190,101	100,897,512

Average shares and equivalents outstanding - diluted	96,441,049	101,704,955	98,075,435	103,048,871

Additional information regarding the Company’s financial condition, operating segment results and other information can be found on the Sherwin-Williams website, “www.sherwin.com”, by clicking on About Us, choosing Investor Relations, then selecting Press Releases and clicking on the reference to the January 29th release.

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